Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement 333-129342 on Form N-1A of our reports dated December 18, 2025, relating to the financial statements and financial highlights of BBH Select Series – Large Cap Fund, BBH Select Series – Mid Cap Fund, BBH Partner Fund – International Equity, BBH Limited Duration Fund, BBH Income Fund, BBH Intermediate Municipal Bond Fund, and BBH U.S. Government Money Market Fund, each a series of BBH Trust, appearing in Form N-CSR of BBH Trust for the year ended October 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Boston, Massachusetts

February 27, 2026